Sierra Monitor Corporation Announces Financial Results
for the Fourth Quarter and Year
Ended December 31, 2012

Reports Record Sales for the Twelve Months of 2012
Sales Increased 21% Year over Year
Net Income up 38% in 2012

Milpitas, California – March 5, 2013 – Sierra Monitor Corporation (OTCQB: SRMC.OB), a company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced financial results for the fourth quarter and year ended December 31, 2012.

Financial Highlights

•	Annual sales of approximately $18.8 million for the period ended December 31, 2012, an increase of 21% over the approximately $15.5 million reported for the prior year
•	Annual net income increased 38% to approximately $1.2 million or $0.12 per share (basic and diluted), compared to net income of approximately $0.9 million or $0.09 per share (basic and diluted) for the previous year
•	Fourth quarter sales were approximately $3.9 million compared to approximately $3.6 million in the prior year, an increase of 8%
•	Fourth quarter net income was $135,503 or $0.01 per share (basic and diluted), compared to net income of $143,388 or $0.01 per share (basic and diluted) in the same prior year period
•	Ended the fourth quarter of 2012 with over $ 2.3 million of cash on hand and no bank debt
•	Adopted a dividend policy and approved a quarterly cash dividend of $0.01 per share of common stock which was payable on November 15, 2012

Fourth Quarter Business Highlights

•	Supplied toxic gas sensors for installation in a new 240,000-barrel per day state-owned refinery in Quanzhou, China.

•	Increased the OEM customer base for ProtoCessor protocol gateways including design wins and initial shipments to a manufacturer of specialized air handlers, and orders for engineering development from a window controls company and a major lighting controls company.
•	Continued supplying propane detectors that are being installed to support a nationwide major big box deployment of high technology propane tank filling stations.
•	Shipped combustible and toxic gas sensors for Sierra Monitor’s first installation on an offshore oilfield service barge in Indonesia.
•	Delivered FieldServer Gateways for construction projects in Qatar including the Doha International Airport terminal. The Gateways will provide inter-connection between fire panels and building management systems.
•	A twenty-year customer in the wastewater treatment industry installed their first new generation high point count gas detection controller and ordered four additional controllers.

2012 Financial Results for Fourth Quarter and the Year

Net sales for the quarter ended December 31, 2012 were $3,851,409, compared to $3,572,927 reported for the same period of 2011. For the year ended December 31, 2012, sales increased 21% to $18,759,030 compared to $15,529,041 for the same period of 2011.

Sierra Monitor posted GAAP net income of $135,503, or $0.01 per share (basic and diluted), for the quarter ended December 31, 2012, compared to GAAP net income of $143,388, or $0.01 per share (basic and diluted), for the same period of 2011. Sierra Monitor posted GAAP net income of $1,195,829, or $0.12 per share (basic and diluted), for the year ended December 31, 2012, compared to GAAP net income of $868,947, or $0.09 per share (basic and diluted), for the same period of 2011.

Sierra Monitor posted non-GAAP net income of $265,859 or $0.03 per share (basic and diluted), for the quarter ended December 31, 2012 compared to non-GAAP net income of $76,606 or $0.01 per share (basic and diluted), for the same period of 2011. Sierra Monitor posted non-GAAP net income of $1,667,968 or $0.17 per share basic and $0.16 per share diluted, for the year ended December 31, 2012, compared to non-GAAP net income of $1,123,084, or $0.11 per share (basic and diluted), for the same period of 2011.

See Table C of this release for a reconciliation of GAAP to non-GAAP revenue.

Cash Position

Sierra Monitor had $2,306,258 in cash at December 2012 with no bank borrowings. Net trade receivables at December 31, 2012 were $1,913,185. At December 31, 2012, the Company’s days sales outstanding were 42 days.

“2012 was a banner year for Sierra Monitor,” said Gordon R. Arnold, president and chief executive officer.  “We reported record sales and earnings growth and shipped the largest order in the company’s history for gas and fire detection instruments for a petroleum pipeline booster station in Kuwait,” he noted.  “We continued to expand sales and customer support activities beyond our existing domestic regions for both gas detection and FieldServer products opening offices in Singapore and Europe. The company also achieved another milestone in its history by adopting a dividend policy and approving a quarterly cash dividend of $0.01 per share of common stock which was payable on November 15, 2012 to shareholders of record as of the close of business on November 10, 2012. We continue to invest in our growing family of gas detection and FieldServer products and I am delighted with the team’s progress and look forward to further successes in 2013,” Mr. Arnold stated.

About Sierra Monitor Corporation

Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation. The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers. By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems. The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection. Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including alternate fuel vehicle maintenance facilities, US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing our customers’ resource and energy consumption.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

408-262-6611 ext. 134

spolcyn@sierramonitor.com

Table A

SIERRA MONITOR CORPORATION

Statements of Operations

(Unaudited)

	For the three months ended,		For the twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$3,851,409	$3,572,927	$18,759,030	$15,529,041
Cost of goods sold	1,615,132	1,489,795	8,318,419	6,341,341
Gross profit	2,236,277	2,083,132	10,440,611	9,187,700
Operating expenses
Research and development	526,430	556,593	2,167,548	2,204,610
Selling and marketing	980,359	799,328	4,081,745	3,459,110
General and administrative	541,587	499,014	2,236,415	2,087,382
	2,048,376	1,854,935	8,485,708	7,751,102
Income from operations	187,901	228,197	1,954,903	1,436,598
Interest income	61	161	269	1,025
Income before income taxes	187,962	228,358	1,955,172	1,437,623
Income tax provision	52,459	84,970	759,343	568,676
Net income	$135,503	$143,388	$1,195,829	$868,947
Net income available to common shareholders per common share
Basic	$0.01	$0.01	$0.12	$0.09
Diluted	$0.01	$0.01	$0.12	$0.09
Weighted average number of common shares used in per share computations:
Basic	10,004,311	9,901,177	9,926,961	9,899,060
Diluted	10,168,529	10,080,738	10,139,431	10,101,075

Table B

SIERRA MONITOR CORPORATION

Balance Sheet

Assets	December 31,	December 31,
	2012	2011
	Unaudited
Current assets:
Cash and cash equivalents	$2,306,258	$1,212,426
Trade receivables, less allowance for doubtful accounts of approximately $83,000 and $65,000 respectively	1,913,185	1,647,948
Inventories, net	2,994,804	3,918,161
Prepaid expenses	280,363	223,362
Income tax deposit	120,796	10,655
Deferred income taxes	335,730	366,618
Total current assets	7,951,136	7,379,170
Property and equipment, net	289,505	399,558
Other assets	135,393	140,558
Total assets	$8,376,034	$7,919,286

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$713,973	$918,706
Accrued compensation expenses	259,546	497,197
Other current liabilities	89,989	323,114
Income taxes payable	-	11,362
Total current liabilities	1,063,508	1,750,379

Deferred tax liability	59,419	108,337
Total liabilities	1,122,927	1,858,716

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 10,004,311 and 9,901,177 shares issued and outstanding, respectively	10,004	9,901
Additional paid-in capital	2,871,898	2,775,250
Retained earnings	4,371,205	3,275,419
Total shareholders’ equity	7,253,107	6,060,570
Total liabilities and shareholders’ equity	$8,376,034	$7,919,286

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated March 5, 2013 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP net income and basic and diluted non-GAAP net income per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts, which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis. Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand. The quarterly analysis is used to adjust the provision for inventory losses. We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Deferred Income Taxes

The effect of changes in deferred tax balances is non-cash and is not comparable across periods or with other companies. We exclude these amounts from our internal measures for budget and planning purposes. There are no deferred income taxes reported in the current reporting periods.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures. We compute weighted average dilutive stocks using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results. We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C

SIERRA MONITOR CORPORATION

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2012	2011	2012	2011
GAAP Net Income	$135,503	$143,388	$1,195,829	$868,947
Adjustments:
Depreciation and amortization	70,428	73,938	290,679	285,815
Provision for bad debt expense	2,500	(31,430)	17,934	(17,273)
Provision for inventory losses	929	(61,557)	35,887	(26,557)
Deferred income taxes	30,888	(68,208)	30,888	(68,208)
Stock based compensation expense	25,611	20,475	96,751	80,360
Total adjustments to GAAP net income	130,356	(66,782)	472,139	254,137
Non-GAAP Net Income	$265,859	$76,606	$1,667,968	$1,123,084

Non GAAP Net Income Per Share:
Basic	$0.03	$0.01	$0.17	$0.11
Diluted	$0.03	$0.01	$0.16	$0.11

Weighted-average number of shares used in per share computations:
Basic	10,004,311	9,901,177	9,926,961	9,899,060
Diluted	10,168,529	10,080,738	10,139,431	10,101,075